Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Financial Results
For 2013 Third Quarter

VAN NUYS, CALIFORNIA - November 1, 2013 - Superior Industries International, Inc. (NYSE:SUP) today reported net income of $5.2 million, or $0.19 per diluted share, for the third quarter of 2013, compared with net income of $15.1 million, or $0.55 per diluted share, for the third quarter of 2012. The change in net income is primarily the result of an unfavorable $7.7 million, or $0.28 per diluted share, swing in income tax.

Consolidated net sales for the 2013 third quarter decreased 1 percent to $191.6 million from $193.9 million for the comparable period a year ago. Unit shipments in the 2013 third quarter were unchanged, compared with the third quarter of 2012. Gross profit increased to $15.4 million and was 8 percent of net sales for the current year quarter, compared with $15.0 million, or 8 percent of net sales for the same period a year ago. The 2012 third quarter gross profit included a $3.5 million non-cash benefit, equal to 1.8 percent of net sales, resulting from resolution of a foreign consumption tax issue.

The net sales decline reflected a lower value of the aluminum component of sales, which generally is passed through to customers, partially offset by an improved sales mix. Excluding the benefit from the release of the foreign consumption tax reserve in 2012, the gross profit improvement in the third quarter of 2013 primarily reflected overall cost reductions and the benefit of a stronger product mix.

“The continued investments being made in our existing manufacturing facilities, particularly in the U.S., are resulting in lower operating costs and productivity improvements,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “We also continue to make excellent progress with the construction of our new manufacturing facility in Mexico. The project is well underway, with approximately 75 percent of the total commitments made for the facility and production equipment.”

The company recently announced that Borick will retire as Chief Executive Officer and President and that the board is initiating a search for his successor.

“I am pleased to be able to embark on the next stage of my life at this time, knowing that Superior is financially strong and firmly in the number one position as a producer of aluminum automotive wheels in North America,” Borick said.

Selling, general and administrative expenses for the 2013 third quarter increased to $8.3 million, or 4 percent of net sales, from $6.0 million, or 3 percent of net sales, for the comparable period in 2012.  The increase includes $1.1 million of executive severance costs associated with the departure of two executives, as well as a series of smaller accrual adjustments.

Consolidated income from operations for the 2013 third quarter decreased to $7.2 million, or 4 percent of net sales, from $9.1 million, or 5 percent of net sales, last year.

Income tax expense for the 2013 third quarter was $2.5 million, or 33 percent of pretax income, which compared to a $5.2 million tax benefit for the same period in 2012. The 2013 effective tax rate was favorably affected by income tax credits and foreign income taxes that are taxed at rates lower than the U. S. statutory rates. The 2012 tax benefit related to the settlement of a 2004 Mexican income tax audit.

At September 29, 2013, working capital was $318.9 million, including cash, cash equivalents and short-term investments of $186.5 million. At December 30, 2012, working capital was $338.3 million, including cash, cash equivalents and short-term investments of $207.3 million. Superior has no bank or other interest bearing debt.

Year-to-Date Results

Consolidated net sales for the first nine months of 2013 were $597.1 million, compared with $611.4 million for the comparable period a year ago, primarily reflecting a decrease in the number of wheels shipped. Unit shipments for the first nine months of 2013 were 8.9 million versus 9.3 million a year ago. The negative impact of lower unit sales volume was offset partially by a 1 percent increase in the average selling price, due to impact of an improved sales mix, offset partially by a decline in the value of the aluminum component of sales.

Consolidated gross profit for the first nine months of 2013 decreased to $45.2 million and was 8 percent of net sales, compared with $47.8 million, or 8 percent of net sales, for the comparable period a year ago. Gross profit in the 2012 period includes the $3.5 million benefit from the release of the foreign consumption tax reserve described above. Excluding this benefit, gross profit increased $900,000 in the first three quarters of 2013, reflecting the improved sales mix, partially offset by the impact of lower volumes.

Selling, general and administrative expenses were $22.6 million, or 4 percent of net sales, for the first nine months of 2013, compared with $20.3 million, or 3 percent of net sales, for the comparable period in 2012.

Consolidated income from operations was $22.6 million, or 4 percent of net sales, for the first nine months of 2013, versus $27.5 million, or 4 percent of net sales, in 2012.

The year-to-date 2013 income tax provision was $8.0 million, or 33 percent of pretax income, compared with $1.0 million, or 3 percent of pretax income, for the first nine months of 2012. The 2012 effective rate reflects the reversal of a liability due to the settlement of a 2004 Mexican income tax audit, as noted above.

Conference Call

Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on Friday, November 1, 2013 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota, Volkswagen and Tesla. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, without limitation, improved cost and productivity from continued investments in existing manufacturing facilities and the progress of construction of a new manufacturing facility in Mexico, and are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2012. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 29		September 29
	2013	2012	2013	2012
Net Sales	$191,619	$193,926	$597,053	$611,436

Cost of Sales	176,201	178,906	551,880	563,592
Gross Profit	15,418	15,020	45,173	47,844

Selling, General and Administrative Expenses	8,255	5,960	22,554	20,335
Income From Operations	7,163	9,060	22,619	27,509

Interest Income, net	413	357	1,289	873
Other Income (Expense), net	142	465	556	803
Income Before Income Taxes	7,718	9,882	24,464	29,185

Income Tax (Provision) Benefit	(2,547)	5,174	(8,035)	(981)
Net Income	$5,171	$15,056	$16,429	$28,204

Income Per Share:
Basic	$0.19	$0.55	$0.60	$1.04
Diluted	$0.19	$0.55	$0.60	$1.03

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,453,000	27,234,000	27,370,000	27,205,000
Diluted	27,536,000	27,321,000	27,514,000	27,313,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	September 29,	December 30,
	2013	2012
Current Assets	$401,149	$404,908
Property, Plant and Equipment, net	186,777	147,544
Investments and Other Assets	51,060	47,149
	$638,986	$599,601

Current Liabilities	$82,282	$66,578
Long-Term Liabilities	69,724	66,118
Shareholders' Equity	486,980	466,905
	$638,986	$599,601